Exhibit 10.1
FIRST NIAGARA FINANCIAL GROUP
EXECUTIVE SEVERANCE PLAN

Amendment Number One

The First Niagara Financial Group Executive Severance Plan, effective October 23, 2006 (the “Plan”) is hereby amended in accordance with the following:

1.	The first paragraph of Section 3.3 of the Plan is hereby replaced in its entirety with the following:
“Section 3.3    Form of Benefit Payment. A Participant will receive his or her benefit in the form of direct deposit to his or her bank account in accordance with the normal payroll process over the period of the Severance Payment. All applicable payroll taxes and withholding will be applied. The Severance Payment will normally begin by the second pay period following separation from service and upon execution by the Participant of all required documentation to process payments; provided, however, in the event that the period to execute and not revoke a waiver and release of claims crosses from one tax year into another tax year, payment shall commence no sooner than the first payroll period of the second tax year. Severance Payments and benefits payable under this Plan will not be treated as compensation for purposes of calculating benefits under any other employee benefit plan maintained by the Company.”
2.    A new Section 5.7 is hereby added to provide in its entirety as follows:
“Section 5.7 Release and Return of Property. Payment of all benefits under this Plan is contingent upon (i) Participant's timely execution and delivery to the Company of a confidential separation agreement, (ii) Participant's timely execution and non-revocation of a waiver and release of claims in a form provided by the Company, and (iii) the Participant's timely return of any and all Company property.”
3.    A new Section 5.8 is hereby added to provide in its entirety as follows:
“Section 5.8 Section 409A Compliance.
(a)    The compensation and benefits provided under this Plan are intended to be exempt from or to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and this Plan shall be administered and interpreted consistent with that intention.
(b)    Section 5.8(a) shall not be construed as a guarantee by the Company of any particular tax effect to any Eligible Employee under this Plan. The Company shall not be liable to any Eligible Employee for any payment made under this Plan that is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under this Plan as an amount includible in gross income under Section 409A.”
IN WITNESS WHEREOF, this Amendment Number One has been executed on the date set forth below by the Chairperson of the Health and Welfare Benefits Committee (“HWBC”) of First Niagara Financial Group, Inc. pursuant to the authority delegated to the HWBC by the Compensation Committee of the Board of Directors and pursuant to the HWBC Charter.

FIRST NIAGARA FINANCIAL GROUP, INC.
Date: December 31, 2012	By:	/s/ Julie LaForest
Julie LaForest, Chairperson
Health and Welfare Benefits Committee

2